Exhibit 10.1

SECOND AMENDMENT TO
CREDIT AGREEMENT
THIS SECOND AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is dated as of August 19, 2014, by and among FASTENAL COMPANY, a Minnesota corporation (“Borrower”), the undersigned “Lenders” parties to the Credit Agreement herein defined, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “Wells Fargo,” and in its administrative agent capacity for the Lenders, “Administrative Agent”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Credit Agreement.
RECITALS:
WHEREAS, Borrower, Administrative Agent and the “Lenders” referred to therein are parties to that certain Credit Agreement dated as of December 13, 2012 (as the same may be amended in writing and in effect from time to time, the “Credit Agreement”), pursuant to which Lenders have agreed to make loans and other financial accommodations available to the Borrower; and
WHEREAS, the Borrower has requested and the Required Lenders are willing to agree to certain modifications to the Credit Agreement, all subject and pursuant to the terms and conditions stated herein;
NOW, THEREFORE, the parties hereby agree to amend the Credit Agreement as follows:
1.Definitions. The following definitions in Section 1.1 of the Credit Agreement are hereby amended by adding the following definitions or, as applicable, deleting them in their entirety and substituting the following therefor:
“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

“LIBOR” means (i) for the purpose of calculating effective rates of interest for LIBOR Rate Loan, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each Interest Period for a period approximately equal to such Interest Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Interest Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for Floating Rate Loans, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

“LIBOR Rate” means LIBOR determined pursuant to clause (i) of the definition of LIBOR.

“London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

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“New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

“Second Amendment” means the Second Amendment to Credit Agreement by and among the Borrower, the Lenders and the Administrative Agent dated as of August 19, 2014.

“Second Amendment Effective Date” means the date on which all of the conditions precedent to the effectiveness of the First Amendment have been met.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the First Amendment Effective Date shall be $230,000,000.

2.Requests for Borrowing. Section 2.3(a) of the Credit Agreement is hereby deleted and replaced with the following:
(a)     Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Floating Rate Loan and each Swingline Loan and (ii) at least two (2) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Floating Rate Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (c) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan, (E) whether the Loans are to be LIBOR Rate Loans or Floating Rate Loans, and (F) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

3.Interest Periods. Section 4.1(b) of the Credit Agreement is hereby deleted and replaced with the following:
(b)     Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), six (6) or twelve (12) months commencing on a New York Business Day; provided that:

(i)     the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan;

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(ii)     if any Interest Period would otherwise expire so that the day after the end of such Interest Period is not a New York Business Day (so that a new Interest Period could not be selected by Borrower to start on such day), such Interest Period shall continue up to, but shall not include, the next New York Business Day after the end of such Interest Period, unless the result of such extension would be to cause any immediately following Interest Period to begin in the next calendar month in which event the Interest Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such Interest Period;

(iii)     any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the second to last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)     no Interest Period shall extend beyond the Revolving Credit Maturity Date and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 3.3 without payment of any amounts pursuant to Section 4.9; and

(v)     there shall be no more than six (6) Interest Periods in effect at any time.

4.Notice and Manner of Conversion or Continuation of Loans. Section 4.2 of the Credit Agreement is hereby deleted and replaced with the following:
Section 4.2     Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the second Business Day after the Closing Date all or any portion of any outstanding Floating Rate Loans (other than Swingline Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Floating Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. two (2) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

5.Minimum Consolidated EBITDA. Section 8.10(b) of the Credit Agreement is hereby deleted and replaced by the following:
(b)    Minimum Consolidated EBITDA. As of the last day of any fiscal quarter, permit Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than $230,000,000.
6.No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement remain in full force and effect.

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7.Conditions Precedent/Subsequent. This Amendment shall be effective when the Administrative Agent shall have received an original hereof duly executed by all the Borrower, the Administrative Agent and the Required Lenders, together with each of the following, each in substance and form acceptable to the Administrative Agent in its sole discretion:
a)Officer’s Certificates from the Borrower and each Guarantor;
b)an Amended and Restated Revolving Note in favor of Wells Fargo in the maximum principal amount of $217,500,000 (the “Amended Revolving Note”); and
c)such other documents and agreements referenced in or required by this Amendment, or as otherwise required by the Administrative Agent in its reasonable discretion.
8.Representations and Warranties. Except as explicitly amended by this Amendment, Borrower reaffirms that each of the Representations and Warranties contained in the Credit Agreement is true and correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and without limiting the forgoing, represent and warrant that the Credit Agreement, this Amendment, the Amended Revolving Note and each of the other Loan Documents constitute the continuing legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, not subject to any existing defense, counterclaim or right of setoff by the Borrower, and to the extent that any such defense, counterclaim and/or setoff exists, each of the same are hereby absolutely and forever waived and released.
9.Release. Borrower and each of the undersigned Guarantors hereby absolutely and unconditionally releases and forever discharges Administrative Agent and each Lender, and each of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, that either Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
10.Miscellaneous. Except as amended hereby, the Credit Agreement remains in full force and effect in accordance with its original terms. Signature pages to this Amendment may be executed in any number of counterparts and by facsimile or email (PDF) transmission, all of which taken together shall constitute one and the same instrument.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

FASTENAL COMPANY, as the Borrower

By:	/s/ Daniel L. Florness
Name:	Daniel L. Florness
Its:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ Cynthia S. Goplen
Name:	Cynthia S. Goplen
Its:	Vice President

MERCHANTS BANK, N.A., as a Lender

By:	/s/ Randal J. Domeyer
Name:	Randal J. Domeyer
Its:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement Dated as of August 19, 2014]

GUARANTORS' CONSENT, REAFFIRMATION AND GENERAL RELEASE

Each of the undersigned guarantors of all indebtedness of FASTENAL COMPANY to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lender Parties under the Credit Agreement dated as of December 13, 2012, hereby: (i) consents to the foregoing Amendment; (ii) reaffirms its obligations under its respective Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its respective Guaranty; (iv) reaffirms that its obligations under its respective Guaranty are separate and distinct from the obligations of any other party under said Credit Agreement and the other Loan Documents described therein; and (v) agrees to join in and be bound by all of the terms and provisions of the General Release contained in Paragraph 6 thereof.

FASTENAL COMPANY PURCHASING, as a
Guarantor

By:	/s/ Daniel L. Florness
Name:	Daniel L. Florness
Its:	Chief Financial Officer

FASTENAL IP COMPANY, as a Guarantor

By:	/s/ Daniel L. Florness
Name:	Daniel L. Florness
Its:	Chief Financial Officer

[Consent, Reaffirmation and Release of Guarantors --
Second Amendment to Credit Agreement dated as of August 19, 2014]